Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS THIRD QUARTER

FINANCIAL AND OPERATING RESULTS

Las Vegas, Nevada, October 30, 2018 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended September 30, 2018. On January 1, 2018, the Company adopted the new revenue recognition accounting standard (ASC 606). As such, certain previously reported 2017 numbers have been retrospectively adjusted under the new standard to assist with comparability to the prior period.

“Our third quarter operating performance exceeded our expectations despite the tough year on year comparison, resulting from robust casino business and an exceptionally strong event calendar last year.” said Jim Murren, Chairman and CEO of MGM Resorts International. “During the quarter, we successfully opened MGM Springfield, which has been well received by our customers. Earlier this month, we also officially opened the NoMad Hotel at Park MGM, which will help expand our customer reach. We remain highly focused on our strategic priorities, including maximizing the performance of our portfolio of premier properties, driving growth in free cash flow and delivering on our capital allocation strategy.”

Said Mr. Murren, “Stabilizing market conditions are positioning MGM Resorts for improvement in the fourth quarter. Looking further out, our growth will be driven by the continued ramp of our newly opened properties along with our disciplined approach to improve our margins throughout our resort portfolio. We also are executing on additional targeted growth opportunities in key areas including sports betting and Japan’s upcoming Integrated Resort market. Our focus on balance sheet strength will help ensure prudent capital allocation and the continued return of capital to shareholders. Overall, we remain confident that we will deliver on our 2020 goals.”

Third Quarter 2018 Financial Highlights:

•	Diluted earnings per share of $0.26 in both the current and prior year quarters;
•	Consolidated net revenues increased 7% compared to the prior year quarter to $3.0 billion;
•

Net revenues decreased 2% compared to the prior year quarter at the Company’s domestic resorts to $2.2 billion and decreased 3% on a same-store basis, excluding contributions from the opening of MGM Springfield on August 24, 2018;

•	REVPAR(1) decreased 3.9% compared to the prior year quarter at the Company’s Las Vegas Strip resorts;
•

Operating income of $435 million at the Company’s domestic resorts, compared to $545 million in the prior year quarter. The current quarter was impacted by $31 million of preopening expenses at MGM Springfield, continued disruption at Park MGM and a decrease in casino and non-casino revenues at the Company’s Las Vegas Strip resorts;

•	Net income attributable to MGM Resorts of $143 million, compared to $148 million in the prior year quarter;
•	Domestic resorts Adjusted Property EBITDA(2) of $627 million, a 12% decrease compared to $712 million in the prior year quarter and a 13% decrease on a same-store basis;
•	Same-store operating margin of 21.2% in the current quarter at the Company’s domestic resorts, a 283 basis point decrease compared to the prior year quarter;
•	Same-store Adjusted Property EBITDA margin of 28.3% in the current quarter at the Company’s domestic resorts, a 313 basis point decrease compared to the prior year quarter;
•

MGM China operating income of $52 million compared to $38 million in the prior year quarter and Adjusted Property EBITDA of $130 million, a 7% increase compared to the prior year quarter as a result of the opening of MGM Cotai;

•

CityCenter operating income from resort operations of $28 million and Adjusted EBITDA from resort operations of $85 million, a 20% decrease in Adjusted EBITDA from resort operations compared to the prior year quarter;

•	Distributed $64 million to shareholders via the Company’s quarterly dividend of $0.12 per share; and
•	Repurchased $176 million of the Company’s common stock in the third quarter.

Certain Items Affecting Third Quarter Results

The following table lists certain other items that affect the comparability of the current and prior year quarterly results (approximate EPS impact shown, net of tax, per share; negative amounts represent charges to income):

Three Months Ended September 30,	2018	2017
Preopening and start-up expenses	$(0.07)	$(0.03)
Gain on the sale of Grand Victoria	0.07	—
Property transactions, net	—	(0.01)
Income from unconsolidated affiliates:
Gain on the sale of Mandarin Oriental Las Vegas	0.02	—
Non-operating expense:
Loss on retirement of long-term debt	—	(0.04)

Domestic Resorts

Casino revenue for the third quarter of 2018 increased 1% compared to the prior year quarter, due primarily to the opening of MGM Springfield. Casino revenues decreased 3% on a same-store basis compared to the prior year quarter. Table games win decreased 15% at the Company’s Las Vegas Strip resorts.

The following table shows key gaming statistics for the Company’s Las Vegas Strip resorts:

Three Months Ended September 30,	2018	2017
	(Dollars in millions)
Table Games Drop	$897	$1,003
Table Games Win %	25.4%	26.8%
Slots Handle	$3,143	$3,211
Slots Hold %	9.3%	9.0%

The following table shows key gaming statistics for the Company’s other domestic resorts:

Three Months Ended September 30,	2018	2017
	(Dollars in millions)
Table Games Drop	$1,054	$1,013
Table Games Win %	19.4%	18.6%
Slots Handle	$5,755	$5,207
Slots Hold %	9.0%	9.1%

Domestic resorts rooms revenue and same-store domestic resorts rooms revenue decreased 5% compared to the prior year quarter due primarily to a 3.9% decrease in REVPAR at the Company’s Las Vegas Strip resorts.

The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

Three Months Ended September 30,	2018	2017
Occupancy %	93%	95%
Average Daily Rate (ADR)	$157	$160
Revenue per Available Room (REVPAR)	$146	$152

Operating income at the Company’s domestic resorts was $435 million for the third quarter of 2018 and was impacted by $31 million in preopening expenses at MGM Springfield, disruption related to the repositioning and rebranding at Park MGM and a decrease in casino and non-casino revenues at the Company’s Las Vegas Strip resorts, as discussed above. Operating income in the prior year quarter was $545 million. Domestic Resorts Adjusted Property EBITDA decreased 12% to $627 million in the third quarter of 2018 and decreased 13% on a same-store basis.

Mr. Murren concluded, “We expect to deliver positive results in the fourth quarter at our Las Vegas Strip resorts with net revenues up slightly and Las Vegas Strip REVPAR up one to two percent. We also expect Las Vegas Strip Adjusted Property EBITDA margins to be flat to up slightly. These projected results are in line with our previously stated full year guidance. Heading into 2019, the completion of Park MGM and NoMad, the expanded MGM Grand convention space, and a better backdrop in group business position us well in Las Vegas. We will also benefit from a full year of operations at MGM Springfield.”

Corporate Expense

Corporate expense, including share-based compensation for corporate employees was $98 million in the third quarter of 2018, an increase of $10 million compared to the prior year quarter, due primarily to an increase in transaction costs related to the Empire City acquisition, the formation of the MGM GVC Interactive LLC joint venture, and MGM Growth Properties LLC’s (“MGP”) Hard Rock Rocksino Northfield Park acquisition.

MGM China

Key third quarter results for MGM China include:

•

Net revenues of $606 million, a 37% increase compared to the prior year quarter. The current quarter benefited from the opening of MGM Cotai in February 2018, which contributed $172 million of net revenues;

•	Main floor table games win increased 43% compared to the prior year quarter due primarily to the opening of MGM Cotai;
•	VIP table games win increased 11% compared to the prior year quarter due primarily to an 8% increase in VIP table games win at MGM Macau;
•	Operating income was $52 million in the current quarter compared to $38 million in the prior year quarter;
•

Adjusted Property EBITDA increased 7% to $130 million compared to $121 million in the prior year quarter. The current quarter included $11 million of license fee expense compared to $8 million in the prior year quarter; and

•

Operating margin was 8.6% in the current year quarter, and Adjusted Property EBITDA margin was 21.5% in the current quarter compared to 27.4% in the prior year quarter, due primarily to the ramp-up of operations at MGM Cotai.

The following table shows key gaming statistics for MGM China:

Three Months Ended September 30,	2018	2017
	(Dollars in millions)
VIP Table Games Turnover	$9,419	$8,243
VIP Table Games Win %	3.2%	3.3%
Main Floor Table Games Drop	$1,882	$1,291
Main Floor Table Games Win %	18.1%	18.4%

MGM China paid an interim dividend of $31 million in September 2018, of which $17 million was received by MGM Resorts.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of income from unconsolidated affiliates:

Three Months Ended September 30,	2018	2017
	(In thousands)
CityCenter	$33,232	$34,673
Other	2,263	3,117
	$35,495	$37,790

On August 30, 2018, CityCenter Holdings, LLC (“CityCenter”) closed the sale of the Mandarin Oriental Las Vegas and adjacent retail parcels for $214 million in cash. CityCenter recorded a loss on sale of $133 million, the majority of which was recognized during the first quarter. MGM Resorts recorded a $12 million gain during the current quarter, related to the reversal of basis differences in excess of its share of the loss recorded by CityCenter. CityCenter used the proceeds from the sale, together with cash from operations, to pay a $225 million dividend in September 2018, of which MGM Resorts received its 50% share, or $112.5 million.

Key third quarter results for CityCenter include the following (see schedules accompanying this release for further detail on CityCenter’s third quarter results):

•	Net revenues were $294 million, a 6% decrease compared to the prior year quarter, due to a decrease in casino and rooms revenues;
•

Aria’s table games win decreased 20%, due to a 10% decrease in table games drop and a decrease in table games hold percentage to 20.9% in the current quarter compared to 23.5% in the prior year quarter;

•	Aria’s slots win increased slightly compared to the prior year quarter due primarily to a 5% increase in volume offset by a decrease in the slots hold percentage;
•	REVPAR at Aria decreased 2% compared to the prior year quarter to $228;
•	REVPAR at Vdara decreased 5% compared to the prior year quarter to $184;
•	Operating income from resort operations was $28 million compared to operating income of $53 million in the prior year quarter; and
•	Adjusted EBITDA from resort operations was $85 million, a 20% decrease compared to the prior year quarter.

MGM Growth Properties

During the third quarter of 2018, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $193 million and received distributions of $84 million from the MGP Operating Partnership. On September 17, 2018, the Board of Directors of MGP approved a quarterly dividend of $0.4375 per Class A share (based on a $1.75 dividend on an annualized basis) totaling $31 million, which represents an increase of $0.07 per share year to date, for a total increase of 4.2% year to date, which was paid on October 15, 2018 to holders of record on September 28, 2018. The Company concurrently received an $85 million distribution attributable to its ownership of MGP Operating Partnership units.

On July 6, 2018, MGP completed the previously announced acquisition of the Hard Rock Rocksino Northfield Park for approximately $1.1 billion.

In the current quarter, the Company recorded within Management and other operations $66 million in net revenues and $22 million in Adjusted Property EBITDA related to MGP’s Northfield casino.

On September 18, 2018, the Company entered into an agreement with MGP to acquire all of the operating assets of Hard Rock Rocksino Northfield Park from MGP for approximately $275 million, subject to purchase price adjustments for certain working capital changes. The real estate assets will be leased to the Company pursuant to an amendment to the existing master lease between subsidiaries of the Company and MGP, increasing the annual rent payment to MGP by $60 million, prorated for the remainder of the lease year. Consistent with the master lease terms, 90 percent of this rent will be fixed and contractually grow at 2 percent per year until 2022. The transaction is expected to close in the first half of 2019, subject to regulatory approvals and other customary closing conditions.

MGM Resorts Dividend and Share Repurchases

On October 30, 2018, the Company’s Board of Directors approved a quarterly dividend of $0.12 per share totaling approximately $63 million. The dividend will be payable on December 14, 2018 to holders of record on December 10, 2018.

In May 2018, MGM Resorts completed its $1.0 billion share repurchase program and announced a new $2.0 billion share repurchase program. During the current quarter, MGM Resorts repurchased approximately 6 million shares of its common stock at an average price of $28.87 per share for an aggregate amount of $176 million. Approximately $1.5 billion remains available under the $2.0 billion share repurchase program. All shares repurchased under the Company’s program have been retired.

Financial Position

The Company’s cash balance at September 30, 2018 was $1.3 billion, which included $663 million at MGM China and $50 million at the MGP Operating Partnership. At September 30, 2018, the Company had $14.8 billion of principal amount of indebtedness outstanding, including $228 million outstanding under its $1.5 billion senior secured credit facility, $2.8 billion outstanding under the $3.6 billion MGP Operating Partnership senior secured credit facility and $2.5 billion outstanding under the $2.9 billion MGM China credit facility.

“We are generating strong free cash flow, and as we reach the end of our development cycle, we remain poised to achieve our consolidated net leverage target of 3 to 4 times by 2020 while returning capital to shareholders.” said Dan D'Arrigo, Executive Vice President and Chief Financial Officer of MGM Resorts.

Conference Call Details

MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today which will include a brief discussion of these results followed by a question and answer period. The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 2681205. A replay of the call will be available through Tuesday, November 6, 2018. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10124888. The call will be archived at http://investors.mgmresorts.com. In addition, MGM Resorts will post supplemental slides today on its website at http://investors.mgmresorts.com for reference during the earnings call.

1REVPAR is hotel revenue per available room.

2“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, NV Energy exit expense and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense, which are not allocated to each property. “Same-store Adjusted Property EBITDA” is Adjusted Property EBITDA related to operating resorts which were consolidated by the Company for both the entire current and prior year periods presented. “Adjusted Property EBITDA margin” is Adjusted Property EBITDA divided by net revenues. “Same-store Adjusted Property EBITDA margin” is Same-store Adjusted Property EBITDA divided by same-store net revenues. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management presents Adjusted Property EBITDA on a “same-store” basis as supplemental information because management believes that providing performance measures on a “same-store” basis is useful for evaluating the period-to-period performance of the Company’s domestic casino resorts.

Management believes that while items excluded from Adjusted EBITDA, Adjusted Property EBITDA, Same-store Adjusted Property EBITDA, Adjusted Property EBITDA margin, and Same-store Adjusted Property EBITDA margin may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA and Same-store Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.

Adjusted EBITDA, Adjusted Property EBITDA, Same-store Adjusted Property EBITDA, Adjusted Property EBITDA margin, and Same-store Adjusted Property EBITDA margin should not be construed as alternatives to operating income or net income, as indicators of our performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA, Adjusted Property EBITDA, Same-store Adjusted Property EBITDA, Adjusted Property EBITDA margin, or Same-store Adjusted Property EBITDA margin. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA, Adjusted Property EBITDA, Same-store Adjusted Property EBITDA, Adjusted Property EBITDA margin, or Same-store Adjusted Property EBITDA margin information may calculate Adjusted EBITDA, Adjusted Property EBITDA, Same-store Adjusted Property EBITDA, Adjusted Property EBITDA margin, or Same-store Adjusted Property EBITDA margin in a different manner.

Reconciliations of GAAP net income (loss) to Adjusted EBITDA and GAAP operating income (loss) to Adjusted Property EBITDA and Same-store Adjusted Property EBITDA are included in the financial schedules in this release.

The Company does not provide reconciliations of Adjusted EBITDA, Adjusted Property EBITDA, Same-store Adjusted Property EBITDA, Adjusted Property EBITDA margin, or Same-store Adjusted Property EBITDA margin to net income on a forward-looking basis because the Company is unable to forecast the amount or significance of certain items required to develop meaningful comparable GAAP financial measures without unreasonable efforts. These items include gains or losses on sale or consolidation transactions, accelerated depreciation, impairment charges, gains or losses on retirement of debt and variations in effective tax rate, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from the Company’s calculations of Adjusted EBITDA, Adjusted Property EBITDA, Same-store Adjusted Property EBITDA, Adjusted Property EBITDA margin, and Same-store Adjusted Property EBITDA margin.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 28 unique hotel offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company in 2018 opened MGM Springfield in Massachusetts, MGM COTAI in Macau, and the first Bellagio-branded hotel in Shanghai. The 81,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results and the Company’s financial outlook (including REVPAR and other guidance), the Company’s ability to generate future cash flow growth, return value to shareholders and further de-lever, the Company’s ability to execute its strategic plan and capital allocations strategy, and deliver on its 2020 goals. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community	News Media
CATHERINE PARK	BRIAN AHERN
Executive Director of Investor Relations	Director of Communications
(702) 693-8711 or cpark@mgmresorts.com	media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Revenues:
Casino	$1,465,380	$1,283,049	$4,191,910	$3,727,281
Rooms	566,319	572,994	1,669,670	1,673,561
Food and beverage	520,773	503,623	1,470,992	1,458,057
Entertainment, retail and other	370,150	368,128	1,063,142	1,039,087
Reimbursed costs	106,680	102,381	314,520	301,888
	3,029,302	2,830,175	8,710,234	8,199,874
Expenses:
Casino	819,334	674,959	2,323,514	1,969,255
Rooms	206,406	192,663	598,432	568,448
Food and beverage	391,091	373,956	1,121,465	1,090,129
Entertainment, retail and other	263,915	254,113	734,119	721,338
Reimbursed costs	106,680	102,381	314,520	301,888
General and administrative	463,417	402,023	1,319,760	1,145,160
Corporate expense	98,089	88,506	301,036	241,086
Preopening and start-up expenses	46,890	29,349	132,884	65,508
Property transactions, net	(42,400)	7,711	(19,532)	22,650
NV Energy exit expense	—	—	—	(40,629)
Depreciation and amortization	300,472	249,600	865,502	744,123
	2,653,894	2,375,261	7,691,700	6,828,956
Income from unconsolidated affiliates	35,495	37,790	115,201	118,195
Operating income	410,903	492,704	1,133,735	1,489,113

Non-operating income (expense):
Interest expense, net of amounts capitalized	(205,573)	(163,287)	(554,975)	(511,404)
Non-operating items from unconsolidated affiliates	(11,583)	(8,825)	(31,661)	(26,302)
Other, net	(3,291)	(30,138)	(11,588)	(31,706)
	(220,447)	(202,250)	(598,224)	(569,412)

Income before income taxes	190,456	290,454	535,511	919,701
Benefit (provision) for income taxes	(19,046)	(114,710)	42,623	(250,510)
Net income	171,410	175,744	578,134	669,191
Less: Net income attributable to noncontrolling interests	(28,532)	(27,381)	(88,035)	(104,552)
Net income attributable to MGM Resorts International	$142,878	$148,363	$490,099	$564,639
Earnings per share:
Basic	$0.26	$0.26	$0.87	$0.98
Diluted	$0.26	$0.26	$0.86	$0.97

Weighted average common shares outstanding:
Basic	535,130	573,527	549,418	574,262
Diluted	540,396	580,676	555,521	580,941

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$1,302,677	$1,499,995
Accounts receivable, net	546,646	542,273
Inventories	104,438	102,292
Income tax receivable	19,552	42,551
Prepaid expenses and other	234,711	189,244
Total current assets	2,208,024	2,376,355

Property and equipment, net	20,733,381	19,635,459

Other assets:
Investments in and advances to unconsolidated affiliates	666,210	1,033,297
Goodwill	1,822,009	1,806,531
Other intangible assets, net	3,991,963	3,877,960
Other long-term assets, net	551,928	430,440
Total other assets	7,032,110	7,148,228
	$29,973,515	$29,160,042

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$301,008	$255,028
Construction payable	372,744	474,807
Current portion of long-term debt	—	158,042
Accrued interest on long-term debt	142,774	135,785
Other accrued liabilities	2,161,064	2,114,635
Total current liabilities	2,977,590	3,138,297

Deferred income taxes, net	1,241,036	1,295,375
Long-term debt, net	14,663,972	12,751,052
Other long-term obligations	251,399	284,416
Redeemable noncontrolling interest	93,339	79,778
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 531,937,096 and 566,275,789 shares	5,319	5,663
Capital in excess of par value	4,251,702	5,357,709
Retained earnings	2,510,103	2,217,299
Accumulated other comprehensive income (loss)	6,234	(3,610)
Total MGM Resorts International stockholders' equity	6,773,358	7,577,061
Noncontrolling interests	3,972,821	4,034,063
Total stockholders' equity	10,746,179	11,611,124
	$29,973,515	$29,160,042

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Bellagio	$322,058	$380,374	$1,029,223	$1,046,243
MGM Grand Las Vegas	340,053	311,193	944,949	889,021
Mandalay Bay	246,303	277,205	742,758	790,676
The Mirage	147,433	162,082	450,973	488,599
Luxor	103,822	110,838	304,281	316,205
New York-New York	90,000	92,319	279,061	272,970
Excalibur	83,836	88,106	247,491	251,801
Park MGM	50,649	57,824	150,251	197,121
Circus Circus Las Vegas	70,202	75,352	191,987	197,175
MGM Grand Detroit	148,472	140,191	449,218	426,926
Beau Rivage	108,580	100,351	308,068	289,124
Gold Strike Tunica	45,756	44,906	129,676	130,986
Borgata	235,186	245,930	635,486	665,316
MGM National Harbor	196,568	180,310	587,171	532,171
MGM Springfield (1)	42,549	—	42,549	—
Domestic resorts	2,231,467	2,266,981	6,493,142	6,494,334
MGM Macau	434,263	442,065	1,321,743	1,341,392
MGM Cotai	171,751	—	441,482	—
MGM China	606,014	442,065	1,763,225	1,341,392
Management and other operations	191,821	121,129	453,867	364,148
	$3,029,302	$2,830,175	$8,710,234	$8,199,874

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - ADJUSTED PROPERTY EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Bellagio	$104,715	$157,289	$371,716	$397,851
MGM Grand Las Vegas	116,647	85,930	298,846	254,014
Mandalay Bay	58,649	84,012	194,415	230,516
The Mirage	27,098	45,988	99,715	146,980
Luxor	31,985	36,958	94,530	102,705
New York-New York	32,128	35,734	102,464	102,810
Excalibur	28,478	33,095	84,106	90,572
Park MGM	1,403	9,419	9,776	48,616
Circus Circus Las Vegas	18,596	25,537	49,190	57,720
MGM Grand Detroit	48,440	42,189	146,966	131,192
Beau Rivage	29,438	27,530	76,906	69,026
Gold Strike Tunica	14,668	13,540	39,477	41,088
Borgata	60,806	77,746	154,955	237,250
MGM National Harbor	46,253	37,408	138,329	106,131
MGM Springfield (1)	7,644	—	7,644	—
Domestic resorts	626,948	712,375	1,869,035	2,016,471
MGM Macau (2)	118,211	121,116	363,859	385,219
MGM Cotai	11,835	—	37,813	—
MGM China	130,046	121,116	401,672	385,219
Unconsolidated resorts (3)	35,495	37,790	115,201	118,195
Management and other operations	27,978	4,340	48,314	23,751
	$820,467	$875,621	$2,434,222	$2,543,636

(1) For the three and nine months ended September 30, 2018, represents net revenues and Adjusted Property EBITDA of MGM Springfield for the period August 1-September 30 only.

(2) In 2017 MGM Macau included certain expenses classified as corporate expense in 2018.

(3) Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended September 30, 2018

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$81,879	$—	$—	$158	$22,678	$104,715
MGM Grand Las Vegas	100,254	—	—	29	16,364	116,647
Mandalay Bay	36,102	—	—	2	22,545	58,649
The Mirage	18,182	—	—	54	8,862	27,098
Luxor	22,062	—	—	45	9,878	31,985
New York-New York	25,908	—	—	28	6,192	32,128
Excalibur	23,393	—	—	93	4,992	28,478
Park MGM	(13,994)	—	3,119	1,694	10,584	1,403
Circus Circus Las Vegas	13,880	—	—	144	4,572	18,596
MGM Grand Detroit	42,874	—	—	(92)	5,658	48,440
Beau Rivage	22,651	—	51	—	6,736	29,438
Gold Strike Tunica	12,357	—	41	—	2,270	14,668
Borgata	46,543	—	—	153	14,110	60,806
MGM National Harbor	31,979	—	48	33	14,193	46,253
MGM Springfield (1)	(29,467)	—	31,333	—	5,778	7,644
Domestic resorts	434,603	—	34,592	2,341	155,412	626,948
MGM Macau	100,188	—	—	3	18,020	118,211
MGM Cotai	(47,850)	—	5,963	—	53,722	11,835
MGM China	52,338	—	5,963	3	71,742	130,046
Unconsolidated resorts (2)	35,495	—	—	—	—	35,495
Management and other operations	20,801	—	—	—	7,177	27,978
	543,237	—	40,555	2,344	234,331	820,467
Stock compensation	(16,618)	—	—	—	—	(16,618)
Corporate	(115,716)	—	6,335	(44,744)	66,141	(87,984)
	$410,903	$—	$46,890	$(42,400)	$300,472	$715,865

Three Months Ended September 30, 2017

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$131,671	$—	$—	$722	$24,896	$157,289
MGM Grand Las Vegas	68,200	—	(1)	393	17,338	85,930
Mandalay Bay	62,370	—	—	271	21,371	84,012
The Mirage	35,759	—	—	96	10,133	45,988
Luxor	27,277	—	—	308	9,373	36,958
New York-New York	29,025	—	(154)	122	6,741	35,734
Excalibur	28,414	—	—	161	4,520	33,095
Park MGM	(5,793)	—	1,855	4,013	9,344	9,419
Circus Circus Las Vegas	21,270	—	2	30	4,235	25,537
MGM Grand Detroit	36,581	—	—	—	5,608	42,189
Beau Rivage	20,849	—	—	355	6,326	27,530
Gold Strike Tunica	11,272	—	—	—	2,268	13,540
Borgata	60,182	—	153	91	17,320	77,746
MGM National Harbor	17,770	—	24	—	19,614	37,408
Domestic resorts	544,847	—	1,879	6,562	159,087	712,375
MGM China	37,734	—	22,030	876	60,476	121,116
Unconsolidated resorts (2)	37,790	—	—	—	—	37,790
Management and other operations	1,927	—	—	—	2,413	4,340
	622,298	—	23,909	7,438	221,976	875,621
Stock compensation	(14,978)	—	—	—	—	(14,978)
Corporate	(114,616)	—	5,440	273	27,624	(81,279)
	$492,704	$—	$29,349	$7,711	$249,600	$779,364

(1) For the three months ended September 30, 2018, represents the operating results of MGM Springfield for the period August 1-September 30 only.

(2) Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

Nine Months Ended September 30, 2018

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$304,099	$—	$—	$832	$66,785	$371,716
MGM Grand Las Vegas	249,062	—	—	644	49,140	298,846
Mandalay Bay	126,571	—	—	(47)	67,891	194,415
The Mirage	70,868	—	—	1,674	27,173	99,715
Luxor	64,468	—	—	279	29,783	94,530
New York-New York	83,798	—	—	180	18,486	102,464
Excalibur	69,199	—	—	58	14,849	84,106
Park MGM	(53,867)	—	8,477	19,558	35,608	9,776
Circus Circus Las Vegas	35,413	—	—	359	13,418	49,190
MGM Grand Detroit	130,406	—	—	(92)	16,652	146,966
Beau Rivage	56,970	—	51	26	19,859	76,906
Gold Strike Tunica	32,795	—	41	46	6,595	39,477
Borgata	110,955	—	—	1,013	42,987	154,955
MGM National Harbor	82,968	—	159	86	55,116	138,329
MGM Springfield (1)	(29,467)	—	31,333	—	5,778	7,644
Domestic resorts	1,334,238	—	40,061	24,616	470,120	1,869,035
MGM Macau	310,186	—	—	587	53,086	363,859
MGM Cotai	(156,403)	—	61,149	6	133,061	37,813
MGM China	153,783	—	61,149	593	186,147	401,672
Unconsolidated resorts (2)	111,880	—	3,321	—	—	115,201
Management and other operations	37,425	—	—	—	10,889	48,314
	1,637,326	—	104,531	25,209	667,156	2,434,222
Stock compensation	(49,521)	—	—	—	—	(49,521)
Corporate	(454,070)	—	28,353	(44,741)	198,346	(272,112)
	$1,133,735	$—	$132,884	$(19,532)	$865,502	$2,112,589

Nine Months Ended September 30, 2017

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$334,935	$(6,970)	$—	$845	$69,041	$397,851
MGM Grand Las Vegas	206,838	(7,424)	6	1,237	53,357	254,014
Mandalay Bay	168,230	(8,524)	—	261	70,549	230,516
The Mirage	121,537	(4,043)	—	213	29,273	146,980
Luxor	76,211	(3,394)	—	1,472	28,416	102,705
New York-New York	82,410	(2,025)	(162)	305	22,282	102,810
Excalibur	79,502	(2,658)	—	419	13,309	90,572
Park MGM	901	(2,461)	2,904	14,003	33,269	48,616
Circus Circus Las Vegas	47,238	(3,130)	452	765	12,395	57,720
MGM Grand Detroit	114,111	—	—	—	17,081	131,192
Beau Rivage	50,351	—	—	360	18,315	69,026
Gold Strike Tunica	34,229	—	—	(22)	6,881	41,088
Borgata	178,321	—	1,430	1,311	56,188	237,250
MGM National Harbor	45,972	—	251	—	59,908	106,131
Domestic resorts	1,540,786	(40,629)	4,881	21,169	490,264	2,016,471
MGM China	158,764	—	45,188	1,208	180,059	385,219
Unconsolidated resorts (2)	118,195	—	—	—	—	118,195
Management and other operations	17,746	—	—	—	6,005	23,751
	1,835,491	(40,629)	50,069	22,377	676,328	2,543,636
Stock compensation	(45,188)	—	—	—	—	(45,188)
Corporate	(301,190)	—	15,439	273	67,795	(217,683)
	$1,489,113	$(40,629)	$65,508	$22,650	$744,123	$2,280,765

(1) For the nine months ended September 30, 2018, represents the operating results of MGM Springfield for the period August 1-September 30 only.

(2) Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Net income attributable to MGM Resorts International	$142,878	$148,363	$490,099	$564,639
Plus: Net income attributable to noncontrolling interests	28,532	27,381	88,035	104,552
Net income	171,410	175,744	578,134	669,191
(Benefit) provision for income taxes	19,046	114,710	(42,623)	250,510
Income before income taxes	190,456	290,454	535,511	919,701
Non-operating (income) expense:
Interest expense, net of amounts capitalized	205,573	163,287	554,975	511,404
Other, net	14,874	38,963	43,249	58,008
	220,447	202,250	598,224	569,412
Operating income	410,903	492,704	1,133,735	1,489,113
NV Energy exit expense	—	—	—	(40,629)
Preopening and start-up expenses	46,890	29,349	132,884	65,508
Property transactions, net	(42,400)	7,711	(19,532)	22,650
Depreciation and amortization	300,472	249,600	865,502	744,123
Adjusted EBITDA	$715,865	$779,364	$2,112,589	$2,280,765

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF DOMESTIC RESORTS ADJUSTED PROPERTY EBITDA TO DOMESTIC RESORTS SAME-STORE ADJUSTED PROPERTY EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Domestic resorts Adjusted Property EBITDA	$626,948	$712,375	$1,869,035	$2,016,471
Adjusted Property EBITDA related to MGM Springfield	(7,644)	—	(7,644)	—
Domestic resorts same-store Adjusted Property EBITDA	$619,304	$712,375	$1,861,391	$2,016,471

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - HOTEL STATISTICS - LAS VEGAS STRIP

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Bellagio
Occupancy %	96.4%	96.1%	95.2%	94.5%
Average daily rate (ADR)	$265	$271	$277	$277
Revenue per available room (REVPAR)	$256	$260	$264	$262
MGM Grand Las Vegas
Occupancy %	93.8%	95.6%	93.5%	93.6%
ADR	$181	$181	$183	$186
REVPAR	$170	$173	$171	$174
Mandalay Bay
Occupancy %	92.3%	94.2%	90.3%	93.1%
ADR	$200	$206	$210	$212
REVPAR	$185	$194	$189	$198
The Mirage
Occupancy %	96.9%	97.7%	94.5%	95.4%
ADR	$159	$163	$172	$173
REVPAR	$154	$160	$163	$165
Luxor
Occupancy %	96.7%	96.3%	95.5%	95.2%
ADR	$114	$118	$116	$118
REVPAR	$110	$114	$111	$112
New York-New York
Occupancy %	97.5%	97.3%	97.0%	96.6%
ADR	$139	$148	$144	$147
REVPAR	$135	$144	$139	$142
Excalibur
Occupancy %	94.2%	96.2%	93.3%	94.1%
ADR	$98	$103	$99	$102
REVPAR	$92	$99	$93	$96
Park MGM
Occupancy %	84.5%	93.1%	84.3%	94.4%
ADR	$132	$124	$132	$122
REVPAR	$111	$115	$111	$116
Circus Circus Las Vegas
Occupancy %	85.0%	93.3%	83.0%	86.5%
ADR	$85	$89	$84	$86
REVPAR	$73	$83	$70	$75

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Aria	$262,777	$278,876	$846,456	$834,570
Vdara	31,610	32,654	96,415	96,569
	$294,387	$311,530	$942,871	$931,139

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Net income (loss)	$(1,227)	$35,315	$(52,899)	$117,836
Plus: Loss from discontinued operations	6,069	1,201	134,617	3,306
Net income from continuing operations	4,842	36,516	81,718	121,142
Non-operating (income) expense:
Interest expense, net of amounts capitalized	21,214	16,381	58,361	44,207
Other, net	49	(410)	(102)	3,295
	21,263	15,971	58,259	47,502
Operating income	26,105	52,487	139,977	168,644
NV Energy exit expense	—	—	—	(8,250)
Property transactions, net	1,480	937	(449)	1,163
Depreciation and amortization	55,732	52,287	164,447	156,100
Adjusted EBITDA	$83,317	$105,711	$303,975	$317,657

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended September 30, 2018

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$26,522	$—	$1,306	$48,766	$76,594
Vdara	1,098	—	174	6,966	8,238
Resort operations	27,620	—	1,480	55,732	84,832
Other	(1,515)	—	—	—	(1,515)
	$26,105	$—	$1,480	$55,732	$83,317

Three Months Ended September 30, 2017

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$49,712	$—	$780	$45,428	$95,920
Vdara	3,746	—	157	6,859	10,762
Resort operations	53,458	—	937	52,287	106,682
Other	(971)	—	—	—	(971)
	$52,487	$—	$937	$52,287	$105,711

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

Nine Months Ended September 30, 2018

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$135,883	$—	$(677)	$143,755	$278,961
Vdara	8,240	—	228	20,692	29,160
Resort operations	144,123	—	(449)	164,447	308,121
Other	(4,146)	—	—	—	(4,146)
	$139,977	$—	$(449)	$164,447	$303,975

Nine Months Ended September 30, 2017

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$160,907	$(8,250)	$1,005	$135,468	$289,130
Vdara	10,919	—	158	20,632	31,709
Resort operations	171,826	(8,250)	1,163	156,100	320,839
Other	(3,182)	—	—	—	(3,182)
	$168,644	$(8,250)	$1,163	$156,100	$317,657

 CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Aria
Occupancy %	91.9%	93.1%	91.3%	92.9%
ADR	$248	$249	$259	$253
REVPAR	$228	$232	$237	$235
Vdara
Occupancy %	92.5%	91.9%	92.7%	90.9%
ADR	$199	$210	$207	$211
REVPAR	$184	$193	$192	$192